Exhibit 99.1

US Food and Drug Administration (FDA) Grants Interchangeability Designation to Samsung Bioepis and Organon HADLIMA™ (adalimumab-bwwd) Injection

05/27/2025

•	HADLIMA™ (adalimumab-bwwd) injection, 40 mg/0.4 mL & 40 mg/0.8 mL is now interchangeable with all high- and low-concentration presentations (autoinjector, prefilled syringe, and single-dose vial) of Humira (adalimumab)[1,2]
•	The interchangeability designation for HADLIMA is based on a Pharmacokinetics, Efficacy, Safety, and Immunogenicity study of SB5 versus Humira in patients with moderate to severe chronic plaque psoriasis[3]
•	An interchangeable biosimilar product may be substituted for the reference product without consulting the prescriber, subject to state pharmacy laws[4]

INCHEON, Korea & JERSEY CITY, N.J.--(BUSINESS WIRE)-- Samsung Bioepis Co., Ltd. and Organon & Co. (NYSE: OGN) today announced that the US Food and Drug Administration (FDA) has designated the HADLIMA™ (adalimumab-bwwd) high- and low-concentration (40 mg/0.4 mL, 40 mg/0.8 mL) autoinjectors and high-concentration prefilled syringe as interchangeable biosimilars to Humira® (adalimumab).2 These interchangeability designations follow the interchangeability designation received for the HADLIMA low-concentration (40 mg/0.8 mL) prefilled syringe and single-dose vial in June 2024.1 With today’s additional interchangeability designations, HADLIMA is now interchangeable with all presentations of the reference product.1,2 An interchangeability designation enables a pharmacist to substitute the reference product with a biosimilar without the need to consult the prescriber, depending on state pharmacy laws.4

“An increased uptake of biosimilars may lead to improved patient access to biologic therapies and potential savings for the US health care system.5 As a company dedicated to making medicines more accessible, HADLIMA, now designated as fully interchangeable with the reference product, has a greater potential to bring savings for patients.1,2,5 As our data shows, on average, patients paid more than four times as much out of pocket per month for Humira compared to HADLIMA,”*6 said Jon Martin, US Commercial Lead, Biosimilars and Established Brands at Organon. “With this approval, pharmacies can substitute HADLIMA for the reference product Humira without consulting prescribers (subject to state law), which may facilitate increased access for patients to receive the medications they need.”4,5

“This designation is meaningful as it signifies our continued commitment to making biosimilars more accessible. Both biosimilars and interchangeable biosimilars are highly similar and have no clinically meaningful differences in safety, purity, and potency compared to the reference product,”7 said Byoung In Jung, Vice President and Regulatory Affairs Team Leader at Samsung Bioepis. “With this designation, we continue to benefit patients, health care providers, and health care systems around the world.”

HADLIMA is a tumor necrosis factor (TNF) blocker indicated for appropriate patients with rheumatoid arthritis, juvenile idiopathic arthritis, psoriatic arthritis, ankylosing spondylitis, Crohn’s disease, ulcerative colitis, plaque psoriasis, hidradenitis suppurativa, and uveitis. See full indications below. Patients treated with adalimumab products, including HADLIMA, are at increased risk for developing serious infections that may lead to hospitalization or death. Discontinue HADLIMA if a patient develops a serious infection or sepsis. Monitor patients closely for the development of signs and symptoms of infection during and after treatment with HADLIMA, including the possible development of tuberculosis (TB) in patients who tested negative for latent TB infection prior to initiating therapy. Lymphoma and other malignancies, some fatal, have been reported in children and adolescent patients treated with TNF blockers including adalimumab products. See additional safety information below.

The interchangeability designation was based on clinical data from a randomized, double-blind, 1:1 ratio, parallel-group, multiple-dose clinical trial, which assessed pharmacokinetics (PK), efficacy, safety, and immunogenicity in two treatment groups: patients with moderate to severe plaque psoriasis who switched between formulations of EU-sourced Humira and high-concentration SB5 (adalimumab biosimilar) versus patients receiving Humira continuously. The study demonstrated comparability in terms of primary PK endpoints, as well as efficacy, safety, and immunogenicity profiles between the switching group and continuous Humira treatment group.3 In addition, data from additional studies provide further evidence to support the interchangeability designation for HADLIMA low- and high-concentration autoinjectors.8

HADLIMA was first approved by the FDA in 2019 as a low-concentration (40 mg/0.8 mL) formulation of prefilled syringe and autoinjector. The high-concentration (40 mg/0.4 mL) formulation of prefilled syringe and autoinjector of HADLIMA was approved in 2022.9 Both low- and high-concentration formulations of HADLIMA have been commercially available in the US market since 2023.10

About HADLIMA™ (adalimumab-bwwd) Injection

HADLIMA is a tumor necrosis factor (TNF) blocker indicated for:

•	Rheumatoid Arthritis: HADLIMA is indicated, alone or in combination with methotrexate or other non-biologic disease-modifying antirheumatic drugs (DMARDs), for reducing signs and symptoms, inducing major clinical response, inhibiting the progression of structural damage, and improving physical function in adult patients with moderately to severely active rheumatoid arthritis.
•	Juvenile Idiopathic Arthritis: HADLIMA is indicated, alone or in combination with methotrexate, for reducing signs and symptoms of moderately to severely active polyarticular juvenile idiopathic arthritis in patients 2 years of age and older.
•	Psoriatic Arthritis: HADLIMA is indicated, alone or in combination with non-biologic DMARDs, for reducing signs and symptoms, inhibiting the progression of structural damage, and improving physical function in adult patients with active psoriatic arthritis.
•	Ankylosing Spondylitis: HADLIMA is indicated for reducing signs and symptoms in adult patients with active ankylosing spondylitis.
•	Crohn’s Disease: HADLIMA is indicated for the treatment of moderately to severely active Crohn’s disease in adults and pediatric patients 6 years of age and older.
•	Ulcerative Colitis: HADLIMA is indicated for the treatment of moderately to severely active ulcerative colitis in adult patients.
Limitations of Use:
The effectiveness of HADLIMA has not been established in patients who have lost response to or were intolerant to tumor necrosis factor (TNF) blockers.
•	Plaque Psoriasis: HADLIMA is indicated for the treatment of adult patients with moderate to severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy, and when other systemic therapies are medically less appropriate. HADLIMA should only be administered to patients who will be closely monitored and have regular follow-up visits with a physician.
•	Hidradenitis Suppurativa: HADLIMA is indicated for the treatment of moderate to severe hidradenitis suppurativa in adult patients.
•	Uveitis: HADLIMA is indicated for the treatment of non-infectious intermediate, posterior, and panuveitis in adult patients.

SELECTED SAFETY INFORMATION

SERIOUS INFECTIONS

Patients treated with adalimumab products, including HADLIMA, are at increased risk for developing serious infections that may lead to hospitalization or death. Most patients who developed these infections were taking concomitant immunosuppressants such as methotrexate or corticosteroids.

Discontinue HADLIMA if a patient develops a serious infection or sepsis.

Reported infections include:

•	Active tuberculosis (TB), including reactivation of latent TB. Patients with TB have frequently presented with disseminated or extrapulmonary disease. Test patients for latent TB before HADLIMA use and during therapy. Initiate treatment for latent TB prior to HADLIMA use.
•	Invasive fungal infections, including histoplasmosis, coccidioidomycosis, candidiasis, aspergillosis, blastomycosis, and pneumocystosis. Patients with histoplasmosis or other invasive fungal infections may present with disseminated, rather than localized, disease. Antigen and antibody testing for histoplasmosis may be negative in some patients with active infection. Consider empiric anti-fungal therapy in patients at risk for invasive fungal infections who develop severe systemic illness.
•	Bacterial, viral, and other infections due to opportunistic pathogens, including Legionella and Listeria.

Carefully consider the risks and benefits of treatment with HADLIMA prior to initiating therapy in patients:

•	with chronic or recurrent infection
•	who have been exposed to TB
•	with a history of opportunistic infection
•	who resided in or traveled in regions where mycoses are endemic
•	with underlying conditions that may predispose them to infection

Monitor patients closely for the development of signs and symptoms of infection during and after treatment with HADLIMA, including the possible development of TB in patients who tested negative for latent TB infection prior to initiating therapy.

•	Do not start HADLIMA during an active infection, including localized infections.
•	Patients older than 65 years, patients with co-morbid conditions, and/or patients taking concomitant immunosuppressants may be at greater risk of infection.
•	If an infection develops, monitor carefully and initiate appropriate therapy.
•	Drug interactions with biologic products: A higher rate of serious infections has been observed in rheumatoid arthritis (RA) patients treated with rituximab who received subsequent treatment with a TNF blocker. An increased risk of serious infections has been seen with the combination of TNF blockers with anakinra or abatacept, with no demonstrated added benefit in patients with RA. Concomitant administration of HADLIMA with other biologic DMARDs (eg, anakinra or abatacept) or other TNF blockers is not recommended based on the possible increased risk for infections and other potential pharmacological interactions.

MALIGNANCY

Lymphoma and other malignancies, some fatal, have been reported in children and adolescent patients treated with TNF blockers, including adalimumab products. Postmarketing cases of hepatosplenic T-cell lymphoma (HSTCL), a rare type of T-cell lymphoma, have been reported in patients treated with TNF blockers, including adalimumab products. These cases have had a very aggressive disease course and have been fatal. The majority of reported TNF blocker cases have occurred in patients with Crohn’s disease or ulcerative colitis and the majority were in adolescent and young adult males. Almost all of these patients had received treatment with azathioprine or 6-mercaptopurine concomitantly with a TNF blocker at or prior to diagnosis. It is uncertain whether the occurrence of HSTCL is related to use of a TNF blocker or a TNF blocker in combination with these other immunosuppressants.

•	Consider the risks and benefits of HADLIMA treatment prior to initiating or continuing therapy in a patient with known malignancy.
•	In clinical trials, more cases of malignancies were observed among adalimumab-treated patients compared to control patients.
•	Non-melanoma skin cancer (NMSC) was reported during clinical trials for adalimumab-treated patients. Examine all patients, particularly those with a history of prolonged immunosuppressant or psoralen and ultraviolet A (PUVA) therapy, for the presence of NMSC prior to and during treatment with HADLIMA.
•	In adalimumab clinical trials, there was an approximate 3-fold higher rate of lymphoma than expected in the general U.S. population. Patients with chronic inflammatory diseases, particularly those with highly active disease and/or chronic exposure to immunosuppressant therapies, may be at higher risk of lymphoma than the general population, even in the absence of TNF blockers.
•	Postmarketing cases of acute and chronic leukemia were reported with TNF blocker use. Approximately half of the postmarketing cases of malignancies in children, adolescents, and young adults receiving TNF blockers were lymphomas; other cases included rare malignancies associated with immunosuppression and malignancies not usually observed in children and adolescents.

HYPERSENSITIVITY

Anaphylaxis and angioneurotic edema have been reported following adalimumab administration. If a serious allergic reaction occurs, stop HADLIMA and institute appropriate therapy.

HEPATITIS B VIRUS REACTIVATION

Use of TNF blockers, including HADLIMA, may increase the risk of reactivation of hepatitis B virus (HBV) in patients who are chronic carriers. Some cases have been fatal.

Evaluate patients at risk for HBV infection for prior evidence of HBV infection before initiating TNF blocker therapy.

Exercise caution in patients who are carriers of HBV and monitor them during and after HADLIMA treatment.

Discontinue HADLIMA and begin antiviral therapy in patients who develop HBV reactivation. Exercise caution when resuming HADLIMA after HBV treatment.

NEUROLOGIC REACTIONS

TNF blockers, including adalimumab products, have been associated with rare cases of new onset or exacerbation of central nervous system and peripheral demyelinating diseases, including multiple sclerosis, optic neuritis, and Guillain-Barré syndrome.

Exercise caution when considering HADLIMA for patients with these disorders; discontinuation of HADLIMA should be considered if any of these disorders develop.

HEMATOLOGIC REACTIONS

Rare reports of pancytopenia, including aplastic anemia, have been reported with TNF blockers. Medically significant cytopenia has been infrequently reported with adalimumab products.

Consider stopping HADLIMA if significant hematologic abnormalities occur.

CONGESTIVE HEART FAILURE

Worsening and new onset congestive heart failure (CHF) has been reported with TNF blockers. Cases of worsening CHF have been observed with adalimumab products; exercise caution and monitor carefully.

AUTOIMMUNITY

Treatment with adalimumab products may result in the formation of autoantibodies and, rarely, in development of a lupus-like syndrome. Discontinue treatment if symptoms of a lupus-like syndrome develop.

IMMUNIZATIONS

Patients on HADLIMA should not receive live vaccines.

Pediatric patients, if possible, should be brought up to date with all immunizations before initiating HADLIMA therapy.

Adalimumab is actively transferred across the placenta during the third trimester of pregnancy and may affect immune response in the in utero-exposed infant. The safety of administering live or live-attenuated vaccines in infants exposed to adalimumab products in utero is unknown. Risks and benefits should be considered prior to vaccinating (live or live-attenuated) exposed infants.

ADVERSE REACTIONS

The most common adverse reactions in adalimumab clinical trials (>10%) were: infections (eg, upper respiratory, sinusitis), injection site reactions, headache, and rash.

Before prescribing HADLIMA, please read the Prescribing Information, including the Boxed Warning about serious infections and malignancies. The Medication Guide and Instructions for Use also are available.

To learn more about HADLIMA, please visit www.hadlima.com. Healthcare providers can learn more about HADLIMA at www.HADLIMAPro.com.

About Samsung Bioepis Co., Ltd.

Established in 2012, Samsung Bioepis is a biopharmaceutical company committed to realizing health care that is accessible to everyone. Through innovations in product development and a firm commitment to quality, Samsung Bioepis aims to become the world's leading biopharmaceutical company. Samsung Bioepis continues to advance a broad pipeline of biosimilar candidates that cover a spectrum of therapeutic areas, including immunology, oncology, ophthalmology, hematology, nephrology, and endocrinology. For more information, please visit: www.samsungbioepis.com and follow us on social media – X, LinkedIn.

About Organon

Organon is an independent global healthcare company with a mission to help improve the health of women throughout their lives. Organon’s diverse portfolio offers over 70 medicines and products in women’s health, biosimilars, and a large franchise of established medicines across a range of therapeutic areas. In addition to Organon’s current products, the company invests in innovative solutions and research to drive future growth opportunities in women’s health and biosimilars. Organon is also pursuing opportunities to collaborate with biopharmaceutical partners and innovators who look to commercialize their products by leveraging Organon’s scale and agile presence in fast growing international markets.

Organon has geographic scope with significant reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn, Instagram, X (formerly known as Twitter) and Facebook.

About the Samsung Bioepis-Organon Collaboration

HADLIMA is developed, manufactured and supplied by Samsung Bioepis, and commercialized by Organon. Samsung Bioepis and Organon have development and commercialization collaborations for two immunology products and one oncology product in the United States.

© 2025 Organon group of companies. All rights reserved. ORGANON and the ORGANON Logo are trademarks of the Organon group of companies.

HUMIRA is a trademark registered in the US by AbbVie Biotechnology Ltd.; Organon is not associated with this trademark owner.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the potential benefits of biosimilars, as well as Organon’s and Samsung’s collaboration and the benefits thereof. Forward-looking statements may be identified by words such as “may,” “potential,” “can,” “should,” “continue,” “will,” “expects,” “future,” “opportunity,” or words of similar meaning. These statements are based upon the current beliefs and expectations of Organon’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. Risks and uncertainties include, but are not limited to, expanded brand and class competition in the markets in which Organon operates; trade protection measures and import or export licensing requirements, including the direct and indirect impacts of tariffs (including any potential pharmaceutical sector tariffs), trade sanctions or similar restrictions by the United States or other governments; changes in U.S. and foreign federal, state and local governmental funding allocations including the timing and amounts allocated to Organon’s customers and business partners; economic factors over which Organon has no control, including changes in inflation, interest rates, recessionary pressures, and foreign currency exchange rates; market volatility, downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness, changing political or geopolitical conditions, market contraction, boycotts, and sanctions, as well as Organon’s ability to successfully manage uncertainties related to the foregoing; difficulties with performance of third parties Organon relies on for its business growth; the failure of any supplier to provide substances, materials, or services as agreed; the increased cost of supply, manufacturing, packaging, and operations; difficulties developing and sustaining relationships with commercial counterparties; restructurings or other disruptions at the FDA, the U.S. Securities and Exchange Commission (“SEC”) and other U.S. and comparable government agencies; pricing pressures globally, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general; the impact of higher selling and promotional costs; changes in government laws and regulations in the United States and other jurisdictions, including laws and regulations governing the research, development, approval, clearance, manufacturing, supply, distribution, and/or marketing of Organon’s products and related intellectual property, environmental regulations, and the enforcement thereof affecting Organon’s business; efficacy, safety or other quality concerns with respect to Organon’s marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales; future actions of third parties, including significant changes in customer relationships or changes in the behavior and spending patterns of purchasers of health care products and services, including delaying medical procedures, rationing prescription medications, reducing the frequency of physician visits and forgoing health care insurance coverage; legal factors that could preclude commercialization of products or negatively affect the profitability of existing products; the failure by Organon or its third party collaborators and/or their suppliers to fulfill our or their regulatory or quality obligations, which could lead to a delay in regulatory approval or commercial marketing of Organon’s products; and volatility of commodity prices, fuel, shipping rates that impact the costs and/or ability to supply Organon’s products. Organon undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Organon’s filings with the SEC, including Organon’s most recent Annual Report on Form 10-K and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

*Based on an analysis of actual patient claims processed from July 2023 to August 2024, with the average out-of-pocket costs being $215 vs $48 for HUMIRA and HADLIMA, respectively.

1 Approval letter for HADLIMA (adalimumab-bwwd) supplemental biologics license application 761059/S-018. U.S. Food and Drug Administration. June 2024.

2 Approval letter for HADLIMA (adalimumab-bwwd) supplemental biologics license applications 761059/S-025 and 761059/S-026. U.S. Food and Drug Administration. May 2025.

3 Feldman S, Valiukeviciene S, Pulka G, et al. Interchangeability of SB5 and adalimumab reference product in patients with moderate to severe chronic plaque psoriasis. Poster presented at: American Academy of Dermatology Annual Meeting; March 8-12, 2024; San Diego, CA. Accessed May 2025. https://eposters.aad.org/abstracts/50522

4 US Food and Drug Administration.Biosimilar and interchangeable biologics; more treatment choices.Updated August 17, 2023. Accessed May 14, 2025. https://www.fda.gov/consumers/consumer-updates/biosimilar-and-interchangeable-biologics-more-treatment-choices

5 Aitken M, Kleinrock M, Pritchett J. Biosimilars in the United States 2023-2027: competition, savings, and sustainability. IQVIA Institute for Human Data Science. January 31, 2023. Accessed March 5, 2025. https://www.iqvia.com/insights/the-iqvia-institute/reports/biosimilars-in-the-united-states-2023-2027

6 Data available on request from Organon Professional Services-DAP (Marketing Operations), 30 Hudson St., Jersey City, NJ 07302. Please specify information package REF-146241.

7 Biosimilars: Review and approval. US Food and Drug Administration. December 13, 2022. Accessed May 16, 2025. https://www.fda.gov/drugs/biosimilars/review-and-approval

8 Data on File. Organon group of companies.

9 Approval letter for HADLIMA (adalimumab-bwwd) supplemental biologics license application 761059/S-005. U.S. Food and Drug Administration. August 2022.

10 Organon & Samsung Bioepis announce US launch of HUMIRA biosimilar HADLIMA™ (adalimumab-bwwd) in multiple presentations consistent with originator. Organon. July 1, 2023. Accessed May 22, 2025. https://www.organon.com/news/organon-samsung-bioepis-announce-us-launch-of-humira-biosimilar-hadlima-adalimumab-bwwd-in-multiple-presentations-consistent-with-originator/

Organon Media Contacts:
Felicia Bisaro
(646) 703-1807
Kate Vossen
(732) 675-8448

Investor Contacts:
Jennifer Halchak
(201) 275-2711
Renee McKnight
(551) 204-6129

Samsung Bioepis Media Contacts:
Yoon Kim, yoon1.kim@samsung.com
Anna Nayun Kim, nayun86.kim@samsung.com

Source: Organon & Co.